                                                                      EXHIBIT 12

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                    1999            1998             1997             1996             1995
                                                -------------   -------------    --------------   -------------    --------------
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES:
                                                    $1,147.1        $1,021.1            $704.2          $880.2            $654.9
                                                -------------   -------------    --------------   -------------    --------------
Add (subtract):
   Portion of rents representative of
      interest                                          35.0            33.3              32.2            33.4              25.6
   Interest on bonds, mortgages &
      similar debt                                     131.6           125.5             100.9            68.4              52.6
   Other Interest                                       66.2            60.7              72.8           100.0              55.7
   Interest expense included in cost of
      plant construction                                (6.9)           (3.5)             (3.4)           (4.8)            (3.7)
                                                =============   =============    ==============   =============    ==============
Income as adjusted                                  $1,373.0        $1,237.1            $906.7        $1,077.2            $785.1
                                                =============   =============    ==============   =============    ==============

FIXED CHARGES:
Portion of rents representative of
      interest                                         $35.0           $33.3             $32.2           $33.4             $25.6
Interest on bonds, mortgages &
      similar debt                                     131.6           125.5             100.9            68.4              52.6
Other Interest                                          66.2            60.7              72.8           100.0              55.7
                                                -------------   -------------    --------------   -------------    --------------
                                                      $232.8          $219.5            $205.9          $201.8            $133.9
                                                =============   =============    ==============   =============    ==============

RATIO OF EARNINGS TO FIXED CHARGES                       5.9             5.6               4.4             5.3               5.9
                                                =============   =============    ==============   =============    ==============